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                                                                     EXHIBIT (b)

                       COHEN BROS. & CO. TRUST PREFERRED
                       SECURITIES PRELIMINARY TERM SHEET

                          PRIVILEGED AND CONFIDENTIAL

ISSUER/GUARANTOR                 Commercial National Financial Corporation

SECURITIES                       A total of up to $10 million of trust preferred
                                 securities of a trust to be formed by Issuer.

TRUSTEE                          JP Morgan Chase

TRUSTEE FEES                     Paid for by Purchaser

INTEREST RATE                    Floating Rate Option: 3 Month Libor + 215
                                 basis points

                                 Fixed Rate Option: 5 Year Swap Rate plus 215 basis points fixed for the first 5 years; floating thereafter at 3 Month Libor + 215 basis points.

                                 Final coupon set at closing/pricing

NO CALL PERIOD                   Five (5) years

EXPECTED TIMING/FUNDING          To be determined by Issuer

MATURITY                         30 Years

PAYMENT FREQUENCY                Quarterly, in arrears

DUE DILIGENCE COSTS              Borne by Purchaser

DEFERRAL OPTION                  Interest on the trust preferred securities may
                                 be deferred at any time or from time to time for a period not exceeding 20 consecutive quarterly payments (5 years), provided there is no event of default. At the end of the deferral period, the issuer must pay accrued interest, at which point it may elect a new deferral period provided that no deferral may extend beyond maturity.

OPTIONAL REDEMPTION              The trust preferred securities are redeemable,
                                 in whole or in part, anytime without penalty after the expiration of the No Call Period.

DISCOUNT FEE                     0.0%

ISSUER CREDIT RATING             No rating required, subject to rating agency
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                       COHEN BROS. & CO. TRUST PREFERRED
                       SECURITIES PRELIMINARY TERM SHEET

                          PRIVILEGED AND CONFIDENTIAL

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                                   analysis and approval

EXPENSES Each Issuer shall be responsible for the fees and expenses of its legal counsel less a $10,000 reimbursement. The fees and expenses of the trustee, the fees and expenses of special Delaware counsel and the fees and expenses of a law firm with extensive experience in capital securities representation will be paid for by the Purchaser.

GUARANTEE                          The Issuer will guarantee certain payments
                                   made on the trust preferred securities.

GOVERNING LAW                      All documents will be governed by New York
                                   law, except that the trust document will be governed by the law of the jurisdiction of the trust.

OBLIGATION TO PURCHASE             The Purchaser has no obligation to purchase
                                   the Securities and may in it's sole
                                   discretion choose to terminate any potential transaction.
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